Exhibit 10.2

Dated 4 November 2024

KalVista Pharmaceuticals Limited

as Company

and

DRI Healthcare Acquisitions LP

as Purchaser

___________________________________________________

DEBENTURE CREATING

FIXED AND FLOATING CHARGES

___________________________________________________

Slaughter and May
One Bunhill Row
London EC1Y 8YY

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	1
2.	PAYMENT OF SECURED OBLIGATIONS	8
3.	FIXED CHARGES, ASSIGNMENTS, FLOATING CHARGE AND US SECURITY INTEREST	8
4.	CRYSTALLISATION OF FLOATING CHARGE	9
5.	GENERAL UNDERTAKINGS	10
6.	RECEIVABLES	10
7.	PRODUCTS AND PRODUCT RIGHTS	10
8.	ASSIGNED LICENSES	11
9.	FURTHER ASSURANCE	11
10.	POWER OF ATTORNEY	12
11.	EFFECTIVENESS OF SECURITY	12
12.	RELEASE OF SECURITY	15
13.	ENFORCEMENT	16
14.	EXTENSION AND VARIATION OF POWERS CONFERRED BY LAW	16
15.	APPOINTMENT OF RECEIVERS	16
16.	DISCRETION AND DELEGATION	18
17.	APPLICATION OF MONEYS	18
18.	SUSPENSE ACCOUNT	19
19.	PROTECTION OF THIRD PARTIES	19
20.	NO LIABILITY	19
21.	COSTS AND EXPENSES	20
22.	STAMP TAXES	20
23.	PAYMENTS FREE OF DEDUCTION	20

3

24.	CURRENCY	21
25.	CERTIFICATES AND DETERMINATIONS	21
26.	ASSIGNMENT	21
27.	AMENDMENTS	22
28.	NOTICES	22
29.	REMEDIES AND WAIVERS	22
30.	PARTIAL INVALIDITY	23
31.	TRUSTS	23
32.	EXECUTION AS A DEED	23
33.	COUNTERPARTS	23
34.	JURISDICTION	23
35.	GOVERNING LAW	24
Schedule 1 Patents		25
Schedule 2 Trade Marks and design rights		26

Schedule 3 US Security Interest 29

THIS DEBENTURE is made on 4 November 2024

PARTIES:

(1) KALVISTA PHARMACEUTICALS LIMITED incorporated in England and Wales with company number 07543947 whose registered office is at Porton Science Park, Bybrook Road, Porton Down, Wiltshire, United Kingdom, SP4 0BF (the “Company”); and

(2) DRI HEALTHCARE ACQUISITIONS LP as Purchaser (the “Purchaser”).

IT IS AGREED as follows:

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

Terms defined in the Purchase Agreement shall, unless otherwise defined in this Deed, have the same meaning when used in this Deed and in addition:

“Affiliate” means with respect to any particular Person, any other Person directly or indirectly controlling, controlled by or under common control with such particular Person. For purposes of the foregoing sentence, the term “control” means direct or indirect ownership of (a) fifty percent (50%) or more, including ownership by trusts with substantially the same beneficial interests, of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or (b) the power to direct the management of such person, firm, trust, corporation, partnership or other entity or combination thereof, by contract or otherwise.

“Assigned Licenses” means the In-Licenses and the Out-Licenses.

“Bankruptcy Event” means the occurrence of any of the following in respect of a Person: (a) such Person shall generally not, shall be unable to, or shall admit in writing its inability to, pay its debts as they come due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, administration, arrangement, adjustment, protection, relief or composition of such Person or its debts under any applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such applicable Law, or the appointment of or taking possession by an administrative or other receiver, manager, trustee, custodian, liquidator, administrator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or clause (b) above; (d) without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order for relief or approval of a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, winding-up, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar applicable Law, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the commencement of an action seeking entry of an order appointing a trustee, custodian, administrative or other receiver, manager, administrator or liquidator of such Person or of all or any substantial part of the property of such

Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within ninety (90) days from entry thereof; or (e) the making of an application to a court of competent jurisdiction for protection from the creditors of such Person generally other than in connection with any refinancing in the ordinary course of business.

“Commercialization” means any and all activities directed to the distribution, marketing, detailing, promotion, selling and securing of reimbursement of a Product (including the using, importing, selling and offering for sale of such Product), and shall include post-Marketing Approval studies to the extent required by a Regulatory Authority, post-launch marketing, promoting, detailing, distributing, selling such Product, importing, exporting or transporting such Product for sale, and regulatory compliance with respect to the foregoing. When used as a verb, “Commercialize” shall mean to engage in Commercialization. Except with respect to post-Marketing Approval studies required by a Regulatory Authority, Commercialization shall not include any activities directed to the research or development (including pre-clinical and clinical development) or manufacture of a Product.

“Costs and Expenses” means all out-of-pocket costs, charges, losses, liabilities, expenses and other sums (including legal, accountants’ and other professional fees) reasonably incurred and any Value-Added Taxes thereon (but only to the extent such Value-Added Taxes are not recoverable by the paying party or any Affiliate thereof).

“Default Rate” means the default interest rate determined in accordance with Section 5.2(a) (Royalty Payments; Revenue Participation and Royalty Payment Details; Put Option; Buy-Back Option) of the Purchase Agreement.

“Delegate” means a delegate or sub-delegate appointed pursuant to Clause 16.2 (Delegation).

“Dissolution” includes, in relation to any Person, any corporate action, legal proceedings or other procedure or step taken in relation to:

(a) the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(b) a composition, compromise, assignment or arrangement with any of its creditors;

(c) the appointment of any liquidator, receiver, administrative receiver, compulsory manager or other similar officer in respect of it or any of its assets; or

(d) the enforcement of any security interest over any of its assets,

or any analogous procedure or step taken in any jurisdiction save that the foregoing shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 21 days of commencement.

“Distributor” means a Third Party that (a) purchases or has the option to purchase any Product in finished form from or at the direction of the Company or any of its Affiliates, (b) has the right, option or obligation to distribute, market and sell such Product (with or without packaging rights) in one or more regions, and (c) is not a Licensee. The term “packaging rights” in this definition will mean the right for the Distributor to package or have packaged Product supplied in unpackaged bulk form into individual ready-for-sale packs.

“Event of Default” means:

(a) subject to the Legal Reservations and Perfection Requirements, this Deed ceasing to be a first charge;

(b) the Company being in material breach of this Deed;

(c) the Company becoming subject to a Bankruptcy Event; or

(d) the Company becoming subject to a Dissolution.

“Group” means the Company and its Subsidiaries for the time being.

“In-License” means any license or other agreement or arrangement between the Company or any of its Affiliates and any Third Party pursuant to which the Company or any of its Affiliates obtains a license or a covenant not to sue or similar grant of rights to any Intellectual Property rights of such Third Party that is necessary or reasonably useful for the research, development, manufacture, use or Commercialization of a Product.

“Intellectual Property” means, all of the following, in each case in any jurisdiction throughout the world: (a) any patents and patent applications (together with all extensions, adjustments, renewals, divisions, continuations, continuations-in-part, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, renewal or patent term extension or adjustment (including any supplementary protection certificate), reissues and re-examinations thereof or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing) and all proprietary rights associated therewith (collectively, “Patents”), (b) any registered or common law trademarks, trademark registrations and applications therefor, trade dress, trade names, service marks, service mark registrations and applications therefor, logos and the goodwill associated therewith, (c) any copyrightable works, copyright registrations and applications therefor, (d) any proprietary inventions, know-how, trade secrets, discoveries, improvements, designs, processes, formulae, models and techniques and other proprietary or confidential business information, in each case, to the extent qualifying as a trade secret under applicable Law (collectively, “Know-How”), (e) any websites and domain names, (f) any social media handles and other source identifiers and any applications of any of the foregoing, including any and all goodwill associated therewith, (g) any computer source code and object code versions thereof, data databases, programs and other software (including all machine readable code, documentation and related property and information) and (h) any other proprietary intellectual property rights recognized under applicable Law.

“Legal Reservations” means:

(a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing;

(b) the time barring of claims under applicable limitation laws and defences of acquiescence, set‑off or counterclaims (including the Limitation Acts) and the possibility that an undertaking to assume liability for or indemnify a person against non‑payment of UK stamp duty may be void;

(c) the principle that in certain circumstances, security granted by way of a fixed charge may be re‑characterised by a court as a floating charge or that security purported to be constituted as an assignment may be re‑characterised as a charge;

(d) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(e) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant or the court itself has made an order for costs;

(f) principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created;

(g) the principles of private and procedural laws which affect the enforcement of a foreign court judgment;

(h) similar principles, rights and defences under the laws of any relevant jurisdiction; and

(i) any other matters which are set out as qualifications or reservations (however described) in any legal opinion delivered pursuant to the Purchase Agreement;

“Licensee” means, with respect to any Product, a Third Party to whom the Company or any Affiliate of the Company has granted a license or sublicense to Commercialize such Product. For clarity, a Distributor shall not be deemed to be a “Licensee.”

“Limitation Acts" means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LPA 1925” means the Law of Property Act 1925.

“Marketing Approval” means authorization by a Regulatory Authority, including the U.S. Food and Drug Administration (or any successor agency thereto), the European Medicines Agency (or any successor agency thereto) or any equivalent Regulatory Authority in the Territory or any successor agency of the foregoing, to Commercialize a Product based upon a Marketing Approval Application.

“Marketing Approval Application” means (a) a marketing authorization application filed with the U.S. Food and Drug Administration (or any successor agency thereto), the European Medicines Agency (or any successor agency thereto), any equivalent Regulatory Authority or any successor agency of the foregoing, or (b) any other equivalent or related regulatory submission, in each case to gain approval to Commercialize a Product in any jurisdiction in the Territory, and in each case, including any amendments and supplemental applications thereto.

“Out-License” means each license or other agreement between the Company or any of its Affiliates and any Third Party (other than Distributors) pursuant to which the Company or any of its Affiliates grants a license or sublicense of any Intellectual Property Product Right to market, detail, promote, sell or secure reimbursement of a Product.

“Patents” is defined in the definition of “Intellectual Property”.

“Perfection Requirement” means the making or procuring of the appropriate registrations, filings, endorsements, acknowledgements, notarisations, stampings and/or notifications of this Deed and any other Purchase Document which creates or purports to create a Lien and/or any Lien created (or expressed to be created) thereunder.

“Permitted Disposals” means:

(a) the Permitted Licenses;

(b) the Permitted Sales;

(c) the Permitted Out-License;

(d) any sale, lease, licence, transfer or other disposal which, except in the case of paragraph (ii), is on arm's length terms:

(i) of cash made by any member of the Group in the ordinary course of trading of the disposing entity, other than any cash held which is required to be held on trust for the Purchaser pursuant to this Deed or which is required to be paid to the Purchaser under the Purchase Agreement; or

(ii) of any asset by a member of the Group (the "Disposing Company") to another member of the Group (the "Acquiring Company"), but if the Disposing Company had given Security over the asset, the Acquiring

Company must give equivalent Security over that asset to the Purchaser in form and substance satisfactory to the Purchaser.

“Permitted Security” has the meaning given to the term “Permitted Liens” in the Purchase Agreement.

“Person” means any individual, firm, corporation, company, partnership, limited liability company, trust, joint venture, association, estate, trust, Governmental Entity or other entity, enterprise, association or organization.

“Product” means any and all products of the Company, its Affiliates or Licensees incorporating Sebetralstat.

“Product Intellectual Property Rights” means any and all Intellectual Property and rights related thereto, including Product Patent Rights and the Intellectual Property listed in Schedule 2 (Trade Marks and design rights), that are necessary or reasonably useful in the development, manufacture, use or Commercialization of a Product.

“Product Patent Rights” means any and all Patents owned or In-Licensed by the Company or any of its Affiliates or under which the Company or any of its Affiliates is or may become empowered to grant licenses necessary or reasonably useful in the development, manufacture, use or Commercialization of a Product, including the Intellectual Property listed in Schedule 1 (Patents) (which shall include, for the avoidance of doubt, all Patents granted pursuant to any World Intellectual Property Organization or European Patent Office application listed therein), as well as existing or future Patents covering any Improvements.

“Product Rights” means any and all of the following: (a) Product Intellectual Property Rights, (b) regulatory filings, submissions and approvals, including Marketing Approval Applications, with or from any Regulatory Authorities with respect to the Products, (c) In-Licenses and (d) Out-Licenses.

“Purchase Document” means the Purchase Agreement, this Deed and any other Transaction Documents.

“Purchase Agreement” means the Purchase and Sale Agreement dated on or about the date of this Deed and entered into between the Company and the Purchaser and, solely for the purposes of the Guarantor Provisions, KalVista Pharmaceuticals, Inc., a Delaware corporation.

"Receiver" means a receiver or receiver and manager or administrative receiver of the whole or any part of the Security Assets.

“Regulatory Authority” means any national or supranational governmental authority, including the U.S. Food and Drug Administration (or any successor agency thereto), the European Medicines Agency (or any successor agency thereto) or such equivalent regulatory authority anywhere in the Territory, or any successor agency thereto, that has responsibility in granting a Marketing Approval.

"Related Rights" means, in relation to any asset:

(a) the proceeds of sale or other disposal of any part of that asset;

(b) all rights under any agreement for sale in respect of that asset;

(c) all other assets and rights at any time receivable or distributable in respect of, or in exchange for, that asset;

(d) the benefit of all rights in respect of or appurtenant to that asset (including, the benefit of all claims, distributions, covenants for title, warranties, guarantees, indemnities and security interests); and

(e) any moneys and proceeds paid or payable in respect of that asset.

“Sebetralstat” means the drug substance sebetralstat, described in Exhibit A to the Purchase Agreement, and any formulations thereof.

“Secured Obligations” means all present and future obligations and liabilities of the Company (whether actual or contingent and whether owed jointly or severally or in any other capacity whatever) which are, or are expressed to be, or may become, due, owing or payable to the Purchaser (or any Person to which the Purchaser assigns or transfers its rights under the Purchase Agreement in accordance with the terms of the Purchase Agreement) under or in connection with the Purchase Documents or this Deed (as such may be varied, amended, waived, released, novated, supplemented, extended, restated or replaced from time to time, in each case, however fundamentally), together with all costs, charges and expenses incurred by the Purchaser (or any person to which the Purchaser assigns or transfers its rights under the Purchase Agreement in accordance with the terms of the Purchase Agreement) which are, or are expressed to be, or may become due, owing or payable by the Company under or in connection with the Purchase Documents or this Deed.

“Security” means the security interests constituted or expressed to be constituted in favour of the Purchaser by or pursuant to this Deed, including, for the avoidance of doubt, the US Security Interest.

“Security Assets” means all the assets which from time to time are the subject of the Security.

“Security Rights” means all rights of the Purchaser or any Receiver or Delegate provided by or pursuant to this Deed or by law in respect of the subject matter of this Deed.

“Subsidiary” means a subsidiary undertaking within the meaning of section 1159 of the Companies Act 2006.

“Tax” includes any present or future tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest in connection with any failure to pay or delay in paying any of the same).

“Territory” means the world.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that, if, with respect to any financing statement or by reason of any provisions of applicable Law, the perfection or the effect of perfection or non-perfection of the US Security Interest or any portion thereof set forth in Clause 3.4 (US Security Interest) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“UCC Financing Statements” means the UCC-1 financing statements that shall be filed by the Purchaser, with the assistance of the Company as reasonably requested by the Purchaser, at or promptly following the Closing, as well as any additional UCC-1 financing statements or amendments thereto as requested by the Purchaser from time to time, to record the purchase and perfect the Purchaser’s security interest in the Revenue Participation Right and the Product Collateral.

“US Security Interest” is defined in Clause 3.4.

“Value-Added Tax” means:

(a) any value added tax imposed by Value Added Tax Act 1994;

(b) any Tax imposed in compliance with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(c) any other Tax of a similar nature to the Taxes referred to in (a) or (b) above, whether imposed in the UK or a member state of the EU in substitution for, or levied in addition to, the Taxes referred to in (a) or (b) above or imposed elsewhere.

1.2 Construction of Particular Terms

Unless a contrary intention appears, in this Deed the provisions of Section 1.2 (Certain Interpretations) of the Purchase Agreement shall apply as if set out in full in this Deed, save that references to the Purchase Agreement shall be construed as references to this Deed and:

(a) “assets” includes properties, revenues and rights of every kind, present, future and contingent and whether tangible or intangible;

(b) “authorisation” or “consent” shall be construed as including any authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

(c) a “company” includes any company, corporation or other body corporate, wherever and however incorporated or established;

(d) “this Deed” or any other agreement or instrument is a reference to this Deed or other agreement or instrument as it may have been amended, supplemented, replaced or novated from time to time and includes a reference to any document which amends, supplements, replaces, novates or is entered into, made or given pursuant to or in accordance with any of the terms of this Deed or, as the case may be, the relevant deed, agreement or instrument;

(e) “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(f) “law” includes any present or future common or customary law, principles of equity and any constitution, decree, judgment, decision, legislation, statute, order, ordinance, regulation, bye-law or other legislative measure in any jurisdiction or any present or future official directive, regulation, guideline, request, rule, code of practice, treaty or requirement (in each case, whether or not having the force of law but, if not having the force of law, the compliance with which is in accordance with the general practice of a person to whom the directive, regulation, guideline, request, rule, code of practice, treaty or requirement is intended to apply) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(g) “qualified person” means a person who, under the Insolvency Act 1986, is qualified to act as a receiver of the property of any company with respect to which he is appointed or an administrative receiver of any such company;

(h) “rights” includes all rights, title, benefits, powers, privileges, interests, claims, authorities, discretions, remedies, liberties, easements, quasi easements and appurtenances (in each case, of every kind, present, future and contingent); and

(i) “security” includes any mortgage, charge, pledge, lien, security assignment, hypothecation or trust arrangement for the purpose of providing security and any other encumbrance or security interest of any kind having the effect of securing any obligation of any person (including the deposit of moneys or property with a person with the intention of affording such person a right of lien, set-off, combination or counter-claim) and any other agreement or any other type of arrangement having a similar effect (including any “flawed-asset” or “hold back” arrangement) and “security interest” shall be construed accordingly.

1.3 Interpretation of this Deed

(a) Unless a contrary indication appears, a reference to any party or person shall be construed as including its and any subsequent successors in title, permitted transferees and permitted assigns, in each case in accordance with their respective interests.

(b) Unless a contrary indication appears, a reference to a time of day shall be construed as referring to London time.

(c) The terms “include”, “includes” and “including” shall be construed without limitation.

(d) References in this Deed to any Clause or Schedule shall be to a clause or schedule contained in this Deed.

(e) Clause and Schedule headings are for ease of reference only and shall be ignored in construing this Deed.

(f) Unless a contrary indication appears, references to any provision of any law are to be construed as referring to that provision as it may have been, or may from time to time be, amended or re enacted, and as referring to all bye laws, instruments, orders, decrees, ordinances and regulations for the time being made under or deriving validity from that provision.

(g) An Event of Default is "continuing" if it has not been waived.

1.4 Third Party Rights

(a) Save as otherwise provided in this Deed, a person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Deed.

(b) Notwithstanding any term of this Deed, the consent of any person who is not a party is not required to rescind or vary this Deed at any time.

(c) Any Receiver or Delegate may, subject to this Clause 1.4 and the Contracts (Rights of Third Parties) Act 1999, rely on any Clause of this Deed which expressly confers rights on it.

2. PAYMENT OF SECURED OBLIGATIONS

2.1 Covenant to Pay

The Company shall pay and discharge the Secured Obligations in accordance with the Purchase Documents.

2.2 Interest on Demands

If the Company fails to pay any sum payable by it pursuant to this Deed on its due date, interest shall accrue on the overdue amount from the due date until the date of actual payment (both before and after judgment) calculated on a daily basis at the rate and in the manner agreed in the Purchase Agreement and, in the absence of such agreement, at the Default Rate from time to time.

3. FIXED CHARGES, ASSIGNMENTS, FLOATING CHARGE AND US SECURITY INTEREST

3.1 Fixed Charges

As continuing security for the full and punctual payment, performance and discharge of the Secured Obligations, with full title guarantee and free of any security interest, the Company charges all its right, title and interest from time to time in and to each of the following assets (other than Assigned Licenses and Related Rights in respect of Assigned Licenses to the extent constituting contractual claims) in favour of the Purchaser:

(a) all Products (including all inventory of all the Products) by way of first fixed charge;

(b) the Product Rights owned, licensed or otherwise held by the Company, by way of first fixed charge; and

(c) any proceeds from Products and Product Rights, including all account receivables and general intangibles resulting from the sale, license or other disposition of all Products by the Company or its Licensees (“Receivables”), by way of first fixed charge.

3.2 Assignment

As continuing security for the full and punctual payment, performance and discharge of the Secured Obligations, with full title guarantee and free from any security interest, the Company assigns absolutely (subject to (i) a proviso for reassignment on redemption and to the required consent of any third party being obtained, and (ii) any right, title and interest being capable of being assigned in accordance with its applicable terms) all its rights, title and interest from time to time in and to the Assigned Licenses and the Related Rights to the extent they constitute contractual claims in favour of the Purchaser.

3.3 Floating Charge

(a) As continuing security for the full and punctual payment, performance and discharge of the Secured Obligations, with full title guarantee and free of any security interest, the Company charges by way of first floating charge all its rights, title and interest from time to time in and to each of the assets listed in Clauses

3.1(a) to 3.1(c) and 3.2 which are not effectively charged by virtue of Clauses 3.1 and 3.2, respectively, in favour of the Purchaser.

(b) This floating charge shall be without prejudice to and shall rank behind all fixed Security but shall rank in priority to any other security interest created by the Company after the date of this Deed.

3.4 US Security Interest

(a) As continuing security for the full and punctual payment, performance and discharge of the Secured Obligations, with full title guarantee and free of any security interest, the Company grants to the Purchaser a first priority security interest in and to all right, title and interest in, to and under the Revenue Participation Right, the Royalty Payments and the Product Collateral (collectively, (the “US Security Interest”), as set forth in Schedule [3] hereto, and this Agreement shall constitute a security agreement for the purposes of the UCC.

(b) The Company consents and authorizes the Purchaser, from and after the Closing, to: (i) file UCC Financing Statements, documents required to be recorded to Regulatory Authorities for the relevant Product Rights, including U.S. Patent and Trademark office filings and short-form sale, or security agreement, and continuation statements or filings with respect to such financing statements, agreements or filings when applicable; (ii) record the security created by this Agreement (whether the security interest itself or this Agreement, as applicable) against all relevant registered Intellectual Property Rights at the United Kingdom Intellectual Property Office (and the Company shall execute all such documents and do all such acts as required to facilitate such recordals) and (iii) otherwise meet the requirements of applicable Law, in such manner and such jurisdictions as are necessary or appropriate to perfect such security interest and naming the Company as the debtor and the Purchaser as the secured party in respect to the Revenue Participation Right, the Royalty Payments and the Product Collateral.

4. CRYSTALLISATION OF FLOATING CHARGE

4.1 Crystallisation by Notice

Subject to Clause 11.8 (Part A1 of the Insolvency Act 1986), the Purchaser may at any time by notice in writing to the Company convert the floating charge created by Clause 3.3 (Floating Charge) with immediate effect into a fixed charge as regards any property or assets specified in the notice if:

(a) Event of Default has occurred; or

(b) the Purchaser reasonably considers that any of the Security Assets may be in danger of being seized or sold pursuant to any form of legal process or otherwise in jeopardy; or

(c) the Purchaser reasonably considers that it is necessary or prudent in order to protect the priority of the Security.

4.2 Automatic Crystallisation

Notwithstanding Clause 4.1 (Crystallisation by Notice), without prejudice to any law which may have a similar effect, and subject to Clause 11.8 (Part A1 of the Insolvency Act 1986), the floating charge will automatically and immediately be converted into a fixed charge as regards all the Security Assets subject to the floating charge if:

(a) the Company creates or attempts to create or permits to subsist any security interest (other than Permitted Security or as expressly permitted by the terms of the Purchase Documents) affecting any of the Security Assets; or

(b) any person:

(i) levies any distress, attachment, execution or other process against any of the Security Assets; or

(ii) attempts to levy any distress, attachment, execution or other process against any of the Security Assets other than in circumstances where such attempt is (A) frivolous or vexatious or (B) dismissed within 21 days of commencement; or

(c) Dissolution occurs in relation to the Company.

5. GENERAL UNDERTAKINGS

5.1 Negative Pledge

The Company shall not (and the Company shall ensure that no other member of the Group will), create or permit to subsist any security interest over all or any part of the Security Assets other than Permitted Security or as otherwise expressly permitted under the Purchase Documents.

5.2 No Disposal

The Company shall not enter into a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary to sell, transfer, assign, lease, licence or otherwise dispose of any interest in a Security Asset other than (a) a Permitted Disposal, or (b) as expressly permitted under the Purchase Documents.

5.3 Preservation of Security Assets

(a) The Company shall not take or permit any action which is reasonably likely to materially adversely affect the value or otherwise depreciate, impair or prejudice any Security Asset or the Security Rights or result in an Event of Default.

(b) The Company shall keep or cause to be kept all of the Security Assets in good and substantial repair and condition (ordinary wear and tear permitted).

(c) The Company shall punctually pay, as they become due, all debts and liabilities which by law would have priority over all or any part of the Secured Obligations unless such debts and liabilities are being contested in good faith and adequate reserves are being maintained by the Company in respect of such debts and liabilities.

6. RECEIVABLES

The Company shall not at any time deal or factor or discount any of the Receivables (or enter into any agreement to do so) save that the Company shall get in and realise the Receivables in the ordinary course of its business and, following the Event of Default that is continuing, shall pay the proceeds of those Receivables in such an account as the Purchaser may require. The proceeds of the Receivables shall, following an Event of Default that has occurred and is continuing, be held upon trust by the Company for the Purchaser prior to such payment in.

7. PRODUCTS AND PRODUCT RIGHTS

7.1 Perfection: Product and Product Rights

(a) The Company shall deliver to the Purchaser on the date of this Deed (and, if any change occurs thereafter, on the date of such change), details of all Products and Product Rights.

(b) The Company shall execute all such documents and do all acts as reasonably required to record the interest of the Purchaser in any registers relating to any registered Products and Product Rights.

7.2 Undertakings: Product and Product Rights

The Company shall take all such steps and do all such acts as may be necessary to preserve and maintain the subsistence and the validity of any Products and Product Rights and shall not use or permit the use of any such Products and Product Rights in any way which could either (a) reasonably be expected to materially adversely to affect the value of such Products and Product Rights, or (b) reasonably be expected to result in an Event of Default.

8. ASSIGNED LICENSES

8.1 Perfection: Assigned Licenses

(a) The Company shall deliver to the Purchaser on the date of this Deed (and, if any change occurs thereafter, on the date of such change), details of each Assigned License, including date, licensees, nature and key terms.

(b) The Company and / or the Purchaser shall not give notice of any assignment effected by virtue of Clause 3.2 (Assignment) to any relevant licensee before the Security is properly enforceable in accordance with Clause 13.1 (Timing of Enforcement).

8.2 Undertakings: Assigned Licenses

(a) If Security under this Deed becomes enforceable in accordance with the terms of this Deed, then the Company shall pay all moneys received under any Assigned License into such an account as the Purchaser may require. Such moneys shall, following the occurrence of an Event of Default that is continuing, be held upon trust by the Company for the Purchaser prior to payment in such account.

9. FURTHER ASSURANCE

9.1 General

The Company shall (at its own reasonable cost), promptly take all action necessary to:

(a) ensure that the Security is and remains, subject to the Legal Reservations and Perfection Requirements, valid, legally binding and enforceable;

(b) perfect, preserve or protect the Security and its priority; and/or

(c) following the occurrence of an Event of Default that is continuing, facilitate the exercise of any and all of the Security Rights and the realisation of the Security Assets,

including the execution of all such charges, assignments and other documents, the giving of all such notices, orders, instructions and directions and the making of all such registrations and filings as the Purchaser or any Receiver or Delegate may consider necessary from time to time.

9.2 Consents

Subject to Clause 8.1(b), the Company shall use Commercially Reasonable Efforts to obtain as soon as possible (in a form satisfactory to the Purchaser (acting reasonably)) any consents and/or waivers necessary to enable each asset of the Company to be the subject of the security interest expressed to be created in respect of that asset pursuant to Clause 3 (Fixed Charges, Assignments, Floating Charge and US Security Interest). Immediately upon obtaining any such consent and/or waiver, the relevant asset shall become subject to such security interest and the Company shall, upon written request, promptly deliver a copy of each consent and/or waiver to the Purchaser.

10. POWER OF ATTORNEY

10.1 Appointment

The Company appoints as its attorney, irrevocably (within the meaning of section 4 of the Powers of Attorney Act 1971) and by way of security for the performance of its obligations under this Deed, the Purchaser and any person nominated in writing by the Purchaser, severally (with full powers of substitution and delegation), on its behalf and in its name or otherwise and as its act and deed, at such time and in such manner as the attorney may think fit:

(a) to take any action which it is obliged to take under this Deed but has not taken; and

(b) to take any action required to enable the Purchaser to exercise all or any of the Security Rights,

and the taking of action by the attorney or attorneys shall (as between the attorney and any third party) be conclusive evidence to any third party of its right to take such action.

10.2 Ratification

The Company undertakes to ratify and confirm everything that any attorney does or purports to do in the exercise or purported exercise of the power of attorney in Clause 10.1 (Appointment).

11. EFFECTIVENESS OF SECURITY

11.1 Continuing Security

(a) The Security shall remain in full force and effect as continuing security for the Secured Obligations unless and until discharged by the Purchaser in accordance with Clause 12 (Release of Security).

(b) No part of the Security will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Secured Obligations.

11.2 Additional Security

The Security and the Security Rights shall be cumulative, in addition to and independent of every other security which the Purchaser may at any time hold for the Secured Obligations or any other rights provided by law. No prior security held by the Purchaser (whether in its capacity as Purchaser or otherwise) over the whole or any part of the Security Assets shall merge into the Security.

11.3 No Prejudice

Without prejudice to any other provision of this Deed, none of the Security, its priority, the Security Rights nor the liability of the Company or any other person for the Secured Obligations shall be prejudiced, reduced, released or otherwise adversely affected by any act, omission, fact or any other thing which but for this Clause 11.3 would or may do so, including:

(a) any time, waiver or consent granted, or any other indulgence or concession granted to the Company or any other person;

(b) the release of the Company or any other person under the terms of any composition or arrangement with any creditor;

(c) the taking, holding, variation, compromise, exchange, renewal, realisation or release by any person of any rights under or in connection with any security, guarantee, indemnity or any other document including any arrangement or compromise entered into by the Purchaser with the Company or any other person;

(d) the refusal or failure to take up, hold, perfect or enforce by any person any rights under or in connection with any security, guarantee, indemnity or other document (including, any failure to comply with any formality or other requirement or any failure to realise the full value of any security);

(e) the existence of any claim, set-off or other right which the Company may have at any time against the Purchaser or any other person;

(f) the making or absence of any demand for payment or discharge of any Secured Obligations;

(g) any amalgamation, merger or reconstruction that may be effected by the Purchaser with any other person, including any reconstruction by the Purchaser involving the formation of a new company and the transfer of all or any of its assets to that company, or any sale or transfer of the whole or any part of the undertaking and assets of the to any other person;

(h) any incapacity, lack of power, authority or legal personality of or Dissolution or change in the members or status of the Company or any other person;

(i) any variation, amendment, waiver, release, novation, supplement, extension or restatement or replacement of any Purchase Document, or any other security, guarantee, indemnity or other document, in each case however fundamental and of whatsoever nature;

(j) any change in the identity of the Purchaser; or

(k) any unenforceability, illegality or invalidity of any obligation of any person under any Purchase Document or any other security, guarantee, indemnity or other document.

11.4 Details of Security Assets

The fact that no or incomplete details of any Security Asset are inserted in the Schedules to this Deed shall not affect the validity or enforceability of the Security.

11.5 Immediate recourse

The Company waives any right it may have of first requiring the Purchaser to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Company under this Deed. The waiver applies irrespective of any law or any provision of this Deed to the contrary.

11.6 Deferral of Rights

(a) Until such time as the Security has been released in accordance with Clause 12 (Release of Security), the Company will not exercise any rights which it may have:

(i) to claim, rank, prove or vote as a creditor of any other party to any of the Purchase Documents; or

(ii) to receive, claim or have the benefit of any payment, guarantee, indemnity, contribution or security from or on account of any such party (in whole or in part or whether by way of subrogation or otherwise); and/or

(iii) of set-off, combination or counter-claim or in relation to any “flawed-asset” or “hold back” arrangement as against any such party.

(b) The Company shall hold on trust for, and immediately pay or transfer to, the Purchaser an amount equal to any payment or benefit received by it contrary to paragraphs (a)(i) or (ii) above.

(c) If the Company exercises any right of set-off, combination or counter-claim or any rights in relation to any “flawed asset” or “hold back arrangement” contrary to (a)(iii) above, it will immediately pay or transfer to the Purchaser an amount equal to the amount set-off, combined or counterclaimed.

(d) The Purchaser shall apply all amounts received pursuant to (b) and (c) above in accordance with Clause 17 (Application of Moneys).

11.7 New Account

At any time after:

(a) the Purchaser (acting in its capacity as Purchaser or otherwise) receives or is deemed to have received notice of any subsequent security interest affecting all or any part of the Security Assets or any assignment or transfer of the Security Assets which is prohibited by the terms of this Deed or the Purchase Agreement; or

(b) the commencement of the Dissolution of the Company,

all payments by or on behalf of the Company to the Purchaser (whether in its capacity as Purchaser or otherwise) shall be treated as having been credited to a new account of the Company and not, upon the occurrence of any of the circumstances specified in paragraphs (a) or (b) above, as having been applied in reduction of the Secured Obligations.

11.8 Part A1 of the Insolvency Act 1986

(a) Subject to paragraph (b) below, but notwithstanding the other provisions of this Deed, the obtaining of a moratorium, or anything done with a view to obtaining a moratorium, under Part A1 of the Insolvency Act 1986 for the Company, will not, by itself:

(i) cause any floating charge granted by the Company under this Deed to crystallise; nor

(ii) cause restrictions in this Deed which would not otherwise apply to be imposed on the disposal of property by the Company; nor

(iii) be a ground for the appointment of a Receiver of the Company.

(b) Paragraph (a) above shall not apply to any floating charge of a type referred to in section A52(4) of Part A1 of the Insolvency Act 1986.

(c) The Purchaser may not, for the duration of a moratorium under Part A1 of the Insolvency Act 1986, give any notice which would have the effect of causing any floating charge granted by the Company under this Deed to crystallise or cause restrictions would not otherwise apply to be imposed on the disposal of property by the Company.

12. RELEASE OF SECURITY

12.1 Release of Security Assets

If the Purchaser is satisfied (acting reasonably and in good faith) that:

(a) all Secured Obligations have been unconditionally and irrevocably paid or discharged in full; or

(b) security or a guarantee for the Secured Obligations, in either case, acceptable to the Purchaser, has been provided in substitution for this Deed; or

(c) the Company is unconditionally entitled pursuant to any provision of the Purchase Documents to have any Security Asset released from the Security,

then, subject to Clause 12.2 (Reinstatement), the Purchaser shall, at the request and cost of the Company, take all necessary action to release the Security Assets (or, in the case of (c) above, the relevant Security Assets), from the Security.

12.2 Reinstatement

If the Purchaser reasonably considers and acting in good faith that any payment to, or security or guarantee provided to it is capable of being avoided, reduced or invalidated by virtue of applicable law the liability of the Company under this Deed and the Security shall continue as if such amounts had not been paid or as if any such security or guarantee had not been provided.

13. ENFORCEMENT

13.1 Timing of Enforcement

The Security shall be enforceable immediately upon and at any time after the occurrence of an Event of Default that is continuing.

13.2 Enforcement Rights

Upon or after the Security becoming enforceable the Purchaser may, without notice to the Company or prior authorisation from any court enforce all or any part of that Security and exercise all or any of the powers, authorities and discretions conferred by this Deed or otherwise by law on chargees and Receivers (whether or not it has appointed a Receiver), in each case at the times, in the manner and on the terms it thinks fit.

14. EXTENSION AND VARIATION OF POWERS CONFERRED BY LAW

14.1 Extension of Powers

The powers conferred by section 101 of the LPA as varied and extended by this Deed shall be deemed to arise (and the Secured Obligations shall be deemed due and payable for that purpose) immediately on execution of this Deed. Section 109(1) of the LPA 1925 shall not apply to this Deed.

14.2 Restrictions

The restrictions contained in Section 98 and 103 of the LPA 1925 shall not apply to this Deed or to the exercise by the Purchaser or any Receiver or Delegate of its right to consolidate all or any of the Security with any other security in existence at any time or to its power of sale.

15. APPOINTMENT OF RECEIVERS

15.1 Appointment

Subject to Clause 11.8 (Part A1 of the Insolvency Act 1986), at any time:

(a) on or after any of the Security becoming enforceable (whether or not the Purchaser shall have taken possession of the Security Assets); or

(b) at the written request of the Company,

the Purchaser may, without notice to the Company, appoint, one or more qualified persons to be Receiver or Receivers. If the Purchaser appoints more than one person as Receiver, the Purchaser may give the relevant persons power to exercise all or any of the powers conferred on Receivers individually as well as jointly and to the exclusion of the other or others of them.

15.2 Scope of appointment

Any Receiver may be appointed either Receiver of all the Security Assets or of such part of the Security Assets as may be specified in the appointment. In the latter case, the rights conferred by Clause 15.4 (Powers of Receivers) shall take effect as though every reference in that clause to “rights” were a reference to rights in respect of the specified part of the Security Assets.

15.3 Removal

The Purchaser may, by deed or by instrument in writing signed by any officer or other person authorised for such purpose by it (so far as it is lawfully able and subject to any requirement of the court in the case of an administrative receiver), remove any Receiver appointed by it and may, whenever it deems expedient, appoint any one or more other qualified persons in place of or to act jointly with any other Receiver.

15.4 Powers of Receivers

Any Receiver appointed under this Deed will (subject to any contrary provision specified in his appointment but notwithstanding the Dissolution of the Company) have:

(a) all the rights of an administrative receiver set out in Schedule 1 to the Insolvency Act 1986 as in force at the date of this Deed (whether or not in force at the date of exercise) and all rights of an administrative receiver as may be added to Schedule 1 of the Insolvency Act 1986 after the date of this Deed, in either case, whether or not the Receiver is an administrative receiver;

(b) the right to manage, use and apply all or any of the Security Assets and to exercise (or permit the Company or its nominee to exercise) all other rights of an absolute beneficial owner of the Security Assets;

(c) the right to dispose of or otherwise realise all or any part of the Security Assets in any manner whatsoever;

(d) the right to redeem or transfer to the Purchaser any prior security interest over the Security Assets

(e) all the rights expressed to be conferred upon the Purchaser in this Deed; and

(f) the right to do all lawful things which in the opinion of the Receiver seem to be incidental or conducive to any of the functions, powers, authorities or discretions conferred on or vested in him, the exercise of the Security Rights or bringing into his hands any assets forming part of, or which when got in would form part of, the Security Assets.

15.5 Agent

Any Receiver shall for all purposes be the agent of the Company and therefore deemed to be in the same position as a Receiver duly appointed by a mortgagee under the LPA 1925. The Company shall be solely responsible for his contracts, engagements, acts, omissions, defaults and losses and for all liabilities incurred by him and for the payment of his remuneration. No Receiver shall at any time act as, or be deemed to be, agent of the Purchaser.

15.6 Remuneration

Subject to section 36 of the Insolvency Act 1986, the Purchaser may from time to time fix the remuneration of any Receiver appointed by it (without being limited to the maximum rate specified in section 109(6) of the LPA 1925) and may direct payment of such remuneration out of moneys accruing to him as Receiver, but the Company alone shall be liable for the payment of such remuneration and for all other costs, charges and expenses of the Receiver.

16. DISCRETION AND DELEGATION

16.1 Discretion

Any liberty or power which may be exercised or any determination which may be made under this Deed by the Purchaser or any Receiver may, subject to the terms and conditions of the Purchase Agreement, be exercised or made from time to time in its absolute and unfettered discretion without any obligation to give reasons.

16.2 Delegation

(a) Each of the Purchaser and any Receiver may at any time delegate all or any of the rights conferred on it by this Deed.

(b) The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Purchaser may think fit.

(c) Such delegation shall not preclude either the subsequent exercise of such power, authority or discretion by the Purchaser or the Receiver itself or any subsequent delegation or revocation.

(d) Under no circumstances shall the Purchaser nor any Receiver or Delegate nor any officer, agent or employee of any of them be liable to the Company or any other person as a result of or in connection with any act, default, omission or misconduct on the part of any Delegate.

17. APPLICATION OF MONEYS

All moneys arising from the exercise of the powers of enforcement under this Deed shall (except as may be otherwise required by applicable law) be held by the Purchaser and any Receiver and (subject to Clause 18 (Suspense Account)), applied in the following order of priority (but without prejudice to the right of the Purchaser to recover any shortfall from the Company):

(a) in satisfaction of, or provision for, all costs, charges and expenses incurred and incidental to the appointment of any Receiver and the exercise of any of his rights including his remuneration and all outgoings paid by him;

(b) in or towards the payment or discharge of such of the Secured Obligations in such order as the Purchaser in its absolute discretion may from time to time determine; and

(c) after all of the Security Assets have been released from the Security in accordance with paragraph (a) of Clause 12 (Release of Security), in payment of any surplus to the Company or other person entitled to it, and section 109(8) of the LPA 1925 shall be deemed varied and extended in such respect.

18. SUSPENSE ACCOUNT

At any time following the occurrence of an Event of Default, the Purchaser may place and retain on a suspense account, for as long as it considers fit, any moneys received, recovered or realised under or in connection with this Deed to the extent of the Secured Obligations, without any obligation on the part of the Purchaser to apply such moneys in or towards the discharge of such Secured Obligations.

19. PROTECTION OF THIRD PARTIES

19.1 Consideration

The receipt of the Purchaser or any Receiver or Delegate shall be conclusive discharge to a purchaser and any sale or disposal of any of the Security Assets or any acquisition by the Purchaser or any Receiver or Delegate shall be for such consideration, and made in such manner and on such terms as it thinks fit.

19.2 Protection of Purchasers

(a) No purchaser or other person dealing with the Purchaser, any Receiver or any Delegate shall be bound to inquire whether the right of the Purchaser or such Receiver or Delegate to exercise any of its powers has arisen or become exercisable or be concerned with any propriety or regularity on the part of the Purchaser or such Receiver or Delegate in such dealings.

(b) All the protections given to persons dealing with a receiver in section 42(3) of the Insolvency Act 1986, shall apply equally to any person purchasing from or dealing with the Purchaser any Receiver or any Delegate.

20. NO LIABILITY

Neither the Purchaser nor any Receiver or Delegate nor any officer, agent or employee of any of them will in any circumstances (whether by reason of taking possession of the Security Assets or for any other reason whatsoever):

(a) be liable to account to the Company or any other person for anything; or

(b) be liable to the Company or any other person as a result of or in connection with:

(i) taking any action permitted by this Deed;

(ii) any neglect, default or omission in relation to the Security Assets; or

(iii) taking possession of or realising all or any part of the Security Assets,

except in each case, to the extent directly caused by fraud or wilful default or gross negligence on its part.

21. COSTS AND EXPENSES

21.1 Transaction and administration expenses

All fees, costs and expenses (including any legal, accounting, financial advisory and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Deed shall be paid by the party hereto incurring such fees, costs and expenses.

21.2 Enforcement costs

The Company shall, within three Business Days of demand, pay to the Purchaser and every Receiver or Delegate the amount of all costs and expenses (including legal fees and together with any applicable Value-Added Taxes thereon, but only to the extent such Value-Added Taxes are not recoverable by the Purchaser, Receiver or Delegate (or any of their Affiliates)) expended, paid, incurred or debited on account by it in connection with enforcing, protecting, preserving or realising, or attempting to enforce, protect, preserve or realise, the rights vested in it by this Deed or by law.

22. STAMP TAXES

The Company shall pay promptly, and in any event before any penalty or interest becomes payable, all stamp, registration, documentary and similar Taxes, if any, payable in connection with the entry into, performance, enforcement or admissibility in evidence of this Deed.

23. PAYMENTS FREE OF DEDUCTION

All payments to be made to the Purchaser under this Deed shall be made free and clear of and without deduction for or on account of Tax unless the Company is required by Law to make such payment subject to the deduction or withholding of Tax, in which case the sum payable by the Company shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Purchaser receives a net sum equal to the sum which it would have received and so retained had no such deduction or withholding been made or required to be made; provided that, if and to the extent there is any conflict between the provisions of this Clause 23 and Section 5.13(b) of the Purchase Agreement, then the relevant provision of Purchase Agreement shall prevail.

24. CURRENCY

24.1 Currency indemnity

(a) If, under any applicable law, whether pursuant to a judgment against the Company or the Dissolution of the Company or for any other reason, any payment under or in connection with this Deed is made or falls to be satisfied in a currency (the “Other Currency”) other than the currency in which the relevant payment is expressed to be payable (the “Required Currency”), then, to the extent that the payment actually received by the Purchaser (when converted into the Required Currency at the rate of exchange on the date of payment or, if it is not practicable to make the conversion on that date, at the rate of exchange as soon afterwards as it is practicable for the Purchaser to do so or, in the case of a Dissolution, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such Dissolution) falls short of the amount expressed to be due or payable under or in connection with this Deed, the Company shall, as an original and independent obligation under this Deed, indemnify and hold the Purchaser harmless against the amount of such shortfall.

(b) The Company waives any right it may have in any jurisdiction to pay any amount under or in connection with this Deed in a currency or currency unit other than that in which it is expressed to be payable.

24.2 Rate of exchange

For the purpose of Clause 24.1 (Currency indemnity), “rate of exchange” means the rate at which the Purchaser is able on the relevant date to purchase the Required Currency with the Other Currency and shall take into account any commission, premium and other costs of exchange and Taxes payable in connection with such purchase.

25. CERTIFICATES AND DETERMINATIONS

For all purposes, including any legal proceedings, a determination by the Purchaser or a copy of a certificate signed by an officer of the Purchaser, of the amount of any indebtedness comprised in the Secured Obligations shall, in the absence of manifest error, be conclusive evidence against the Company as to such amount.

26. ASSIGNMENT

26.1 Assignment by the Purchaser

(a) The Purchaser may at any time, without the consent of the Company, assign or transfer any of its rights and obligations under this Deed to any person to whom its rights and obligations under the Purchase Agreement may be assigned or transferred, provided that in the event of any such assignment or transfer, the liability of the Company under this Deed shall be no greater than it would have been if such assignment or transfer had not occurred.

(b) On the occurrence of an assignment or transfer in accordance with Clause 26.1(a), the Company shall grant a new debenture executed as a deed and on equivalent terms to this Deed to the relevant assignee or transferee, if required, and shall register or cooperate in the registration in the United Kingdom of that new debenture.

26.2 Assignment by the Company

The Company shall not assign or transfer, or attempt to assign or transfer, any of its rights or obligations under this Deed.

27. AMENDMENTS

This Deed may not be amended, modified or waived in any respect without the prior written consent of the Purchaser given with express reference to this Clause 27.

28. NOTICES

28.1 Communications in writing

Any communication to be made under or in connection with this Deed shall be in writing and, unless otherwise stated, may be made by email or letter.

28.2 Addresses

The address and email (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Deed for any communication or document to be made or delivered under or in connection with this Deed is that specified in Section 10.2 of the Purchase Agreement or any substitute address, email address or department or officer as the party may notify to the other parties by not less than five Business Days’ notice.

28.3 Delivery

(a) Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective:

(i) if by way of email, with an acknowledgment of receipt being produced by the recipient’s email account; or

(ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post, postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 28.2 (Addresses), if addressed to that department or officer.

(b) Any communication or document to be made or delivered to the Purchaser will be effective only when actually received by the Purchaser and then only if it is expressly marked for the attention of the department or officer specified in Section

10.2 of the Purchase Agreement (or any substitute department or officer as the Purchaser shall specify for this purpose).

29. REMEDIES AND WAIVERS

No failure to exercise, nor any delay or omission in exercising, on the part of the Purchaser, any right provided by law or under this Deed shall impair, affect or operate as a waiver of that or any other right or constitute an election to affirm this Deed. No election to affirm this Deed on the part of the Purchaser shall be effective unless it is in writing. No single or partial exercise of any right shall prevent any further or other exercise or the exercise of any other right. The rights provided in this Deed are cumulative and not exclusive of any rights provided by law.

30. PARTIAL INVALIDITY

(a) If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither:

(i) the legality, validity or enforceability of the remaining provisions under the law of that jurisdiction or any other jurisdiction; nor

(ii) the legality, validity or enforceability of such provision under the law of any other jurisdiction,

will in any way be affected or impaired.

(b) The parties shall enter into good faith negotiations, but without any liability whatsoever in the event of no agreement being reached, to replace any illegal, invalid or unenforceable provision with a view to obtaining the same commercial effect as this Deed would have had if such provision had been legal, valid and enforceable.

31. TRUSTS

If any trust intended to arise pursuant to any provision of this Deed fails or for any reason (including the laws of any jurisdiction in which any assets, moneys, payments or distributions may be situated) cannot be given effect to, the Company will pay to the Purchaser for application in accordance with Clause 17 (Application of Moneys) an amount equal to the amount (or the value of the relevant assets) intended to be so held on trust for the Purchaser.

32. EXECUTION AS A DEED

Each of the parties intends this Deed to be a deed and confirms that it is executed and delivered as a deed, notwithstanding the fact that any one or more of the parties may only execute it under hand.

33. COUNTERPARTS

This Deed may be executed in any number of counterparts, and by the parties to this Deed on separate counterparts, but will not be effective until each such party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts will together constitute one and the same instrument.

34. JURISDICTION

(a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Deed) or any non-contractual obligation arising out of or in connection with this Deed (a "Dispute").

(b) The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

(c) This Clause 34 is for the benefit of only the Purchaser. As a result, the Purchaser shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Purchaser may take concurrent proceedings in any number of jurisdictions.

35. GOVERNING LAW

(a) Subject to paragraph (b) below, this Deed is governed by and is to be construed in accordance with English law. Except as otherwise agreed in the Purchase Agreement, any matter, claim or dispute arising out of or in connection with this Deed, whether contractual or non-contractual, is to be governed by and determined in accordance with English law.

(b) Clause 3.4 (US Security Interest) and any terms in this Deed relating to the US Security Interest are governed by, and are to be construed in accordance with, the Laws of the State of New York without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any other jurisdiction.

Schedule 1
Patents

Schedule 2
Trade Marks AND DESIGN RIGHTS

Schedule 3
US Security Interest

[Note to draft: UCC-1 Filing against the Company to be inserted]

2

IN WITNESS of which this document has been signed on behalf of the Purchaser and executed as a deed by the Company and is delivered on the date stated at the beginning of this Deed.

The Company

EXECUTED as a DEED
by KALVISTA PHARMACEUTICALS LIMITED

/s/ Benjamin Palleiko__________ Director

In the presence of:

Witness’s signature: /s/ Brian Piekos

Name: Brian Piekos

Address: 55 Cambridge Parkway Cambridge, MA 02142

The Purchaser

DRI HEALTHCARE ACQUISITIONS LP

By: /s/ Grant Cellier

Name: Grant Cellier

Title: Manager

[Signature Page to Debenture]

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" "" ""

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" [[DMS:6540723v9:11/01/2024--12:43 PM]]" "" [[DMS:6540723v9:11/01/2024--12:43 PM]]